Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-221352), of our report dated March 30, 2017 relating to the consolidated financial statements of Aradigm Corporation included in Aradigm Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, which report is incorporated by reference in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

December 21, 2017